EXHIBIT 5.1

Pillsbury Winthrop LLP

725 South Figueroa Street, Suite 2800

Los Angeles, CA 90017

December 22, 2004

California Pizza Kitchen, Inc.

6053 West Century Boulevard

11th Floor

Los Angeles, CA 90045

Re:	Post Effective Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for California Pizza Kitchen, Inc., a Delaware corporation (the “Company”), in connection with the preparation of Post Effective Amendment No. 1 (the Amendment) to Registration Statement on Form S-8 (Registration No. 333-112365, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the adoption of the California Pizza Kitchen, Inc. 1998 Stock-Based Incentive Compensation Plan and California Pizza Kitchen, Inc. Employee Stock Purchase Plan by the Company (collectively, the “Plans”), pursuant to Rule 414 of the Act, as a successor issuer of California Pizza Kitchen, Inc., a California corporation.

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the shares issued under the Plans have been duly authorized and, when issued and sold in accordance with the Plans, will be legally issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Amendment. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    Pillsbury Winthrop LLP